Exhibit 99.1

News Release

Contact:	Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-2223

METABASIS THERAPEUTICS ANNOUNCES POSITIVE RESULTS

IN A CLINICAL TRIAL OF MB07803 IN PATIENTS WITH

POORLY CONTROLLED TYPE 2 DIABETES

SAN DIEGO, CA – March 23, 2009 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), announced today results from a clinical trial in which MB07803 was administered twice-daily for 14 days to patients with poorly controlled type 2 diabetes.  In the trial, MB07803 treatment resulted in dose-related, clinically meaningful and statistically significant reductions in day long glycemia (24-hour weighted mean glucose levels) at all doses evaluated (50 mg, 200 mg and 400 mg, twice-daily).  In addition, clinically and statistically significant reductions in fasting plasma glucose (FPG) were observed at the two highest doses.  MB07803 was considered safe at all doses tested and well tolerated up to 200 mg twice-daily.  MB07803 is Metabasis’ second-generation product candidate from a new class of drugs that the Company discovered internally for the treatment of type 2 diabetes.  MB07803 reduces glucose production in the liver by inhibiting the enzyme fructose-1,6-bisphosphatase (FBPase).  Excess glucose production is believed to be a major contributor to the elevated glucose levels found in patients with type 2 diabetes.

The clinical trial was designed to investigate whether administration of the newly developed MB07803 tablet formulation twice-daily would increase drug concentrations and whether higher drug concentrations would be safe and well-tolerated and result in better glucose lowering compared to placebo.  Forty-two poorly-controlled type 2 diabetes mellitus patients diagnosed for an average duration of 7.3 years, with a mean baseline FPG of 221 mg/dL and mean baseline HbA1c of 8.8% were enrolled in a 14-day, randomized, double-blind, placebo-controlled, domiciled, ascending multiple dose clinical trial.  Patients received either an oral dose of 50 mg, 200 mg, or 400 mg MB07803 or a matching oral dose of placebo every 12 hours (Q12h).

Glucose Lowering Results

Dose-related and clinically meaningful glucose lowering was observed across a variety of glycemic endpoints.  The efficacy endpoint in the trial was the change from baseline at Day 14 in the glucose lowering response (determined by the area-under-the-curve, i.e.  AUC) as measured after administration of the morning dose and during the last 6 hours of a prolonged 18 hour fast.  The results showed that the 6-hour AUC was reduced from -93 (mg.hr/dL) for patients treated with placebo to -236 (p=0.17 vs. placebo), -442 (p=0.002 vs. placebo), and -532 (p=0.0002 vs. placebo) mg.hr/dL for patients treated with 50 mg, 200 mg and 400 mg Q12h, respectively (see Table below).  The top two doses also achieved statistical significance in the more clinically-relevant endpoint of a single point measure of FPG.  All doses significantly reduced day long glycemia (24-hour weighted mean glucose levels).

	Placebo	50 mg Q12h	p*	200 mg Q12h	p*	400 mg Q12h	p*
# of Patients	10	12	—	10	—	10	—
Baseline Mean HbA1c (%)	8.6	8.9	—	8.8	—	8.8	—
Baseline Mean FPG (mg/dL)	245	220	—	218	—	203	—
Day 15 mean FPG (mg/dL)	229	189	—	152	—	135	—
Day 15 ΔFPG (mg/dL)	-14	-31	0.48	-72	0.01	-69	0.03
Day 14 ΔFPG AUC (0-6 h) post-dose (mg.hr/dL)	-93	-236	0.17	-442	0.002	-532	0.0002
Day 13/14 Δ24h weighted mean glucose (mg/dL)	-10	-56	0.04	-76	0.004	-95	0.0005

* p value vs. placebo

Safety and Tolerability Results

MB07803 was considered safe at all doses tested and well tolerated up to 200 mg twice-daily in this clinical trial.  Dose-limiting vomiting occurred at the top dose (400 mg Q12h).   In contrast, no patients in the 200 mg Q12h group experienced vomiting.  Four of the 12 patients in this group experienced at least one episode of mild nausea, but none discontinued due to nausea.  No patients experienced nausea or vomiting at the 50 mg dose and the overall adverse event profile of this group was similar to the placebo group.  One patient had glucose levels less than 60 mg/dL and exhibited symptoms consistent with hypoglycemia.  This patient also had 3 nonconsecutive, asymptomatic elevations of lactate when glucose levels were less than 60 mg/dL.  Other patients showed fasting glucose levels lower than 60 mg/dL, predominantly during the latter stages of the 18-hour fasting period, and were asymptomatic.  No patient in the trial experienced lactic acidosis.

 “The results of this trial are quite compelling and demonstrate the potent glucose lowering potential of this drug class” said Barry Gumbiner, M.D., vice president of clinical development and chief medical officer. “The increased drug concentrations achieved by our new tablet formulation and by administering MB07803 twice-daily resulted in substantially greater glucose lowering than previously observed with FBPase inhibitors.  The magnitude of the glucose lowering is impressive especially considering that these effects were observed in patients with well established and poorly controlled diabetes.”

Dr. Gumbiner further stated “We continue to be encouraged by the safety and tolerability profile of MB07803.  This clinical trial successfully identified gastrointestinal side effects as the dose-limiting side effect of MB07803 and the 200 mg twice-daily dose as the maximum tolerated dose.  While mild nausea was observed in the 200 mg dose group, we believe that similar to other diabetes drugs, nausea can be minimized by either administering the drug with food or by dose titration.”

Mark Erion, Ph.D., president, chief executive officer and chief scientific officer stated, “These results clearly establish FBPase as a drug target capable of significant glucose lowering in patients with poorly controlled type 2 diabetes.  We believe that MB07803 could be used to effectively treat patients who cannot take metformin and therefore must take drugs that are either less efficacious or associated with a suboptimal safety profile.  Patients who are poorly controlled with current therapies and must consider injectable therapies such as insulin and GLP-mimetics may also be potential candidates given that MB07803 achieves significant glucose lowering throughout the day as an oral therapy.”

Dr. Erion further stated “Our plan for this program is to seek a corporate partnership and to have the partner fully fund further development of MB07803.  We believe that the results from this clinical trial along with some important pre-clinical findings that differentiate MB07803 from the first generation FBPase inhibitor, CS-917, provide an attractive partnering opportunity.”

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company using its proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways to develop novel therapies to treat metabolic and other diseases. The Company has established a broad pipeline of product candidates and advanced discovery programs targeting large markets with significant unmet needs. Metabasis’ core area of focus is on the discovery and development of drug candidates to treat metabolic diseases such as hyperlipidemia and diabetes, among others. Although not a core focus of the Company, Metabasis has also discovered and developed drug candidates for the treatment of liver diseases such as hepatitis and primary liver cancer, which it now intends to license or partner. All product candidates were developed internally using proprietary technologies and know how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the capabilities and potential of MB07803; references to the timing and results of Metabasis’ anticipated clinical trials; Metabasis’ ability to establish additional corporate partnerships; Metabasis’ product pipeline, capabilities and long term goals; the status of ongoing and future partnering activities; and the company’s ability to recommend compounds for clinical development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Metabasis’ ability to obtain additional financing to support its operations; the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’

product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to generate financing through partnerships; Metabasis’ ability to maintain compliance with Nasdaq Global Market continued listing requirements; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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